SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 10, 2002
                                                 ------------------------------

                                The Stanley Works
 ------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


Connecticut                  1-5244                06-0548860
-------------------------------------------------------------------------------
(State or other            (Commission           (IRS Employer
jurisdiction of             File Number)          Identification
incorporation)                                            No.)


1000 Stanley Drive, New Britain, Connecticut            06053
-------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code:(860) 225-5111
                                                   ----------------------------


                                 Not Applicable
-------------------------------------------------------------------------------
 (Former name or former address, if changed since last report)








                       Exhibit Index is located on Page 4
                                Page 1 of 8 Pages

Item 5.        Other Events.
               -------------

               In a Press Release attached to this 8-K as Exhibit 20(i), the company commented on sales and profit outlooks and announced that it will acquire Best Lock Corporation d.b.a. Best Access Systems and has formed an access controls group.

Item 7.        Financial Statements and Exhibits.
               ----------------------------------

   (c) 20(i)   Press Release dated October 10, 2002.


       20(ii) Cautionary Statements relating to forward looking statements included in Exhibit 20(i).


























                                Page 2 of 8 Pages

                                 SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                          THE STANLEY WORKS



Date:  October 10, 2002   By:   /s/ Bruce H. Beatt
       ----------------   ---------------------------------------
                          Name:  Bruce H. Beatt
                          Title: Vice President, General
                                 Counsel and Secretary

























                                Page 3 of 8 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated October 10, 2002



                              Exhibit No.  Page
                              -----------  ----

                               20(i)       5

                               20(ii)      7
































                                Page 4 of 8 Pages

                                                   Exhibit 20(i)

FOR IMMEDIATE RELEASE

Stanley Works Comments On Sales And Profit Outlooks; Also Announces Acquisition of Best Access Systems ... Forms Access Controls Group

New Britain, Connecticut, October 10, 2002...The Stanley Works (NYSE: SWK) announced today that third quarter earnings would be in the range of 61-63 cents per fully-diluted share versus the current First Call consensus of 72 cents. This reduction is attributable primarily to the sales and earnings impacts of issues in the company's Mechanics Tools business, aside from which the company was on track to meet consensus. Overall revenues were down approximately 1%, only slightly below expectations, net of cooperative advertising expenses as required by EITF 00-25.

Gross margin rates were down versus expectations primarily due to severe production problems in the Mechanics Tools business associated with the consolidation of two domestic manufacturing plants and other restructuring-related changes. The impact of these problems was partially offset by a non-recurring income tax benefit of approximately 6 cents per share. Strength in the company's retail sales channels partially offset the lost industrial sales, although this had a negative mix effect on gross margins.

Measures to restore Mechanics Tools operations to normal shipment and profit levels have been taken and, under the control of a new team, the production issues are gradually subsiding. However, the financial effect will carry over into the fourth quarter, albeit not as severely. Recovery of the gross margin rates to first-half 2002 levels will most likely be delayed until the first quarter of 2003.

In light of the above, the company tempered its outlook for the fourth quarter. It now expects both sales and earnings per fully-diluted share to approximate prior year fourth quarter levels. In setting this expectation, the company presumes a timely end to the current work stoppage on the west coast docks and no net sales or earnings impact in the quarter. Including earnings accretion expected as a result of the acquisition described below, management expressed confidence that 2003 earnings per fully diluted share would grow by a solid double-digit percentage over expected 2002 earnings.

John M. Trani, Chairman and Chief Executive Officer, commented: "The issues encountered with Mechanics Tools are unfortunate, but it is important to note that the remainder of our portfolio performed in line with expectations. The problems are well understood, and fixes are firmly in place. Our ability to manage costs and generate productivity remains intact, and there is further opportunity ahead."

The company also announced that it has entered into a definitive agreement to purchase Best Lock Corporation dba Best Access Systems, a global provider of

                                Page 5 of 8 Pages
security access control systems with $250 million in sales. Its products include mechanical access hardware and electronic access controls that are used in government offices, military facilities, entertainment venues, office buildings and educational facilities worldwide.

Mr. Trani commented: "The addition of Best Access Systems to the Stanley family is a significant step in building our service and technology infrastructures in the very large security and safety market. By combining our current automatic door systems and service with Best Access' mechanical and electronic locking systems, service and systems integration, we will have a $400 million platform in this market. Importantly, the Best Access sales and service network including its internal architectural specification group yields additional sales representation for Stanley commercial hardware. We expect to build upon this platform both organically and through acquisitions."

Closing is subject to certain governmental approvals, third-party consents and customary conditions, and is expected to occur late in the fourth quarter. Stanley, which will finance the $310 million cash purchase using term debt financing, expects the transaction to be solidly accretive to earnings in 2003.

Merrill Lynch & Co. advised the company on this transaction.

The company's regularly scheduled quarterly conference call with its financial analysts will be held at 2:00pm EDT on Wednesday, October 16. At that time management will discuss the matters detailed above in further detail. The call is accessible to any investor who wishes to listen via the Internet at http://www.stanleyworks.com, by selecting "Events and Webcasts" from the "Investor Relations" section of the web page.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and doors for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com and about Best Access Systems at http://www.bestaccess.com.

Contact:   Gerard J. Gould
           Vice President, Investor Relations
           (860) 827-3833
           ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company's corporate web site at http://www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases".








                                Page 6 of 8 Pages

                                                                Exhibit 20(ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached as Exhibit 20(i) to this Current Report on Form 8-K regarding the company's ability to (i) deliver fourth quarter 2002 sales and earnings per fully diluted share that approximate prior year fourth quarter levels, (ii) grow 2003 earnings per fully diluted share by a solid double-digit percentage over expected 2002 earnings, are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions, including inventory reductions, and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the success of the company's efforts to redress production problems in its Mechanics Tools business; (ii) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives; (iii) the success of The Home Depot and Wal-Mart programs and of other initiatives to increase retail sell through and stimulate demand for the company's products; (iv) the success of recruiting programs and other efforts to deliver positive overall Mac Tools truck count versus the prior year;
(v) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (vi) the ability of the company to fulfill demand for its products; (vii) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; (viii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products; (ix) the successful integration of Senior Technologies, Inc. and assets of Avnet's Production and Supplies Test division, which the company recently acquired, with existing businesses of the company and the achievement of the sales plans for these businesses; and (x) the receipt of regulatory and other approvals required to close the Best Access transaction, the fulfillment of other closing requirements and completion of the acquisition,

                                Page 7 of 8 Pages
the successful integration of Best Access with existing businesses of the company and the achievement of the sales plan for the combined businesses.

The company's ability to deliver inventory reductions and otherwise improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related workforce reductions expected to be completed in 2002. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, the impact of events that cause or may cause disruption in the company's distribution and sales networks such as the current closure of ports on the West Coast, the events of September 11, 2001, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.










                                Page 8 of 8 Pages

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